Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	February 3, 2011

AmeriGas Partners Announces Completion of Tender Offer, Full Optional Redemption of Notes

Valley Forge, Pa., February 3, 2011 — AmeriGas Partners, L.P. (NYSE:APU), (the “Partnership”) today announced the expiration and final results of the previously announced tender offer for any and all of its outstanding Series A (CUSIP Number: 030981AC8) and Series B (CUSIP Number: 030981AD6) 7.25% Senior Notes due 2015 (the “2015 Notes”). The tender offer expired at 11:59 p.m. New York City time on February 2, 2011, and a total of $327,901,000 in aggregate principal amount of the 2015 Notes, representing 79.01% of the total principal amount outstanding, were validly tendered and accepted for repurchase in the tender offer. All of the 2015 Notes validly tendered were tendered on or prior to the consent date, which was January 19, 2011, and holders of those 2015 Notes received total consideration of $1,039.50 for each $1,000 principal amount of 2015 Notes, plus accrued and unpaid interest, on January 20, 2011. 2015 Notes in an aggregate principal amount of $87,099,000 remain outstanding.

Additionally, the Partnership announced that on January 21, 2011, it issued a notice of full optional redemption for the $87,099,000 aggregate principal amount of 2015 Notes that remain outstanding, as well as the $14,640,000 aggregate principal amount of its 8.875% Series A Senior Notes Due 2011 (the “2011 Notes”) that are currently outstanding. Holders of the outstanding 2015 Notes will receive a cash payment of $1,036.25 for each $1,000 principal amount of 2015 Notes called for redemption, and holders of the 2011 Notes will receive a cash payment equal to the par value of the 2011 Notes called for redemption. In each case, holders will receive accrued and unpaid interest up to, but not including, the redemption date, which will be February 22, 2011. Holders may obtain copies of the official notice of redemption by calling U. S. Bank National Association, the trustee for both series of notes, toll free at (800) 934-6802.

In connection with the tender offer, the Partnership retained Credit Suisse Securities (USA) LLC as the coordinating dealer manager and solicitation agent and J.P. Morgan Securities LLC, RBS Securities Inc. and Wells Fargo Securities, LLC as co-dealer managers and solicitation agents.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any 2015 Notes or 2011 Notes. The full terms of the tender offer and the consent solicitation are set forth in the Partnership’s Offer to Purchase and Consent Solicitation Statement, dated January 5, 2011, and in the related Consent and Letter of Transmittal.

About AmeriGas Partners, L.P.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

AP-05 * * * 02/03/11